UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2016

SIEBERT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

885 Third Avenue, New York, New York	1002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 644-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 1, 2016, Siebert Financial Corp. (“Siebert Financial”) entered into an acquisition agreement (the “Acquisition Agreement”) with Kennedy Cabot Acquisition, LLC (“Kennedy Cabot Acquisition”), and the Estate of Muriel F. Siebert (the “Siebert Estate”), pursuant to which, among other things, the Siebert Estate, which currently owns beneficially and of record approximately 87.4% of Siebert Financial’s outstanding common stock, will sell all such common stock to Kennedy Cabot Acquisition and Kennedy Cabot Acquisition will make a tender offer for all of Siebert Financial’s outstanding common stock not owned by the Siebert Estate.
In connection with the transactions contemplated by the Acquisition Agreement, Joseph Ramos, Siebert Financial’s Executive Vice President, Chief Financial Officer, Chief Operating Officer and Secretary, is resigning from his positions as an officer and employee of Siebert Financial and its subsidiaries effective as of the closing of the transactions contemplated by the Acquisition Agreement. In connection with his resignation, Mr. Ramos has entered into a separation agreement with Siebert Financial, dated October 24, 2016, pursuant to which Mr. Ramos will receive a severance payment of $635,000, subject to applicable deductions and withholding. Under the separation agreement, Mr. Ramos will be subject to customary future cooperation, non-disparagement, confidentiality, employee and customer non-solicitation and release provisions.
The consummation of the transactions contemplated by the Acquisition Agreement remains conditioned on, among other things, approval of the transactions by the Financial Industry Regulatory Authority. The transactions are expected to close during the fourth quarter of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name
Dated: October 28, 2016
	By:	/s/ Joseph M. Ramos, Jr.
Joseph M. Ramos, Jr.
Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary